Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

MATRIX BANCORP TRADING, INC.
a Colorado corporation;

SN CAPITAL MARKETS, LLC,
a Delaware limited liability company;

SECURITY NATIONAL HOLDING COMPANY, LLC,
an Alaska limited liability company; and

SECURITY NATIONAL MASTER HOLDING COMPANY, LLC,
an Alaska limited liability company;

Dated as of March 31, 2006

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into effective as of March 31, 2006 (the "Effective Date") between SN CAPITAL MARKETS, LLC, a Delaware limited liability company ("Purchaser"), SECURITY NATIONAL HOLDING COMPANY, LLC, an Alaska limited liability company (“Parent”), SECURITY NATIONAL MASTER HOLDING COMPANY, LLC, an Alaska limited liability company (“Guarantor”), and MATRIX BANCORP TRADING, INC., a Colorado corporation (“Matrix”).

RECITAL

Pursuant to the terms and conditions of this Agreement, Matrix wishes to sell to Purchaser, and Purchaser desires to purchase from Matrix, certain tangible and intangible assets more particularly described on Exhibit “A”, attached hereto and made a part hereof (the “Assets”), which Assets are owned by Matrix.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, the parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE OF ASSETS; RELATED TRANSACTIONS.

1.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, Purchaser agrees to buy and Matrix agrees to sell the Assets.

1.2 INTENTIONALLY OMITTED.

1.3 ASSIGNMENT OF CONTRACTS. Matrix agrees to assign to Purchaser all of its rights, title and interest in the leases, subleases, agreements or contracts identified in Exhibit “B”, attached hereto and made a part hereof (the “Contracts”), pursuant to an Assignment and Assumption of Leases and Contracts to be executed by Matrix and Purchaser substantially in the form of Exhibit “C” hereto and made a part hereof (the “Assignment and Assumption”). Matrix shall use its commercially reasonable efforts to assist Purchaser, as from time to time reasonably requested by Purchaser, to enable Purchaser to enjoy the benefit of such Contracts. Purchaser specifically acknowledges and agrees that one or more of such Contracts may require notice to, the consent of, acknowledgment by, or other action on the part of, a third party or third parties in order for such Contract to be legally, validly or otherwise properly assignable from Matrix to Purchaser (any such notice, consent, acknowledgement or other action being referred to herein as a “Contract Assignment Issue”). Purchaser shall use its commercially reasonable efforts in order to resolve any Contract Assignment Issues, without further cost to Matrix, on or before the 60th day following the Closing Date (as defined below); and in connection therewith, shall use its commercially reasonable efforts to (A) secure the release of Matrix from any further liability or obligation under each such Contract and (B) secure the release of any and all security and other deposits of Matrix. If Purchaser is unable to secure the release of any security deposits and other deposits within thirty (30) days from the Closing Date, then Purchaser shall promptly reimburse Matrix for those deposits. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT: (A) THE ASSIGNMENT BY MATRIX OF THE CONTRACTS IS ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS, AND MATRIX MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN REGARDS TO ANY SUCH CONTRACT; AND (B) AS BETWEEN MATRIX, ON THE ONE HAND, AND PURCHASER, ON THE OTHER HAND - ANY AND ALL RISKS, LIABILITIES AND OBLIGATIONS ASSOCIATED WITH OR RELATING TO ANY CONTRACT ASSIGNMENT ISSUES ARE HEREBY ALLOCATED AND REST ON PURCHASER, AND NOT ON MATRIX. Purchaser further acknowledges and agrees that a material part of the consideration of Matrix in connection with the transactions contemplated by this Agreement is the assumption by Purchaser of any obligations and liabilities associated with any Contract Assignment Issues, as further described in Section 1.5 hereof, and the corresponding agreement by Purchaser, Parent and Guarantor to indemnify and defend Matrix against such Contract Assignment Issues, as further described in Section 8.2 hereof.

Matrix Capital Bank, an affiliate of Seller (“MCB”), pursuant to that Bill of Sale and Assumption Agreement of even date herewith substantially in the form of Exhibit “D” hereto and made a part hereof (the “BSA Agreement”), has agreed to assign and convey to Seller certain agreements and contracts to Purchaser (the “MCB Contracts”). Pursuant to the BSA Agreement, MCB shall use its commercially reasonable efforts to assist Purchaser, as from time to time reasonably requested by Purchaser, to enable Purchaser to enjoy the benefit of such MCB Contracts. Purchaser specifically acknowledges and agrees that one or more of such MCB Contracts may require notice to, the consent of, acknowledgment by, or other action on the part of, a third party or third parties in order for such MCB Contract to be legally, validly or otherwise properly assignable from MCB to Purchaser (any such notice, consent, acknowledgement or other action being referred to herein as a “MCB Contract Assignment Issue”). Pursuant to the BSA Agreement, Purchaser shall use its commercially reasonable efforts in order to resolve any MCB Contract Assignment Issues, without further cost to MCB, on or before the 60th day following the Closing Date (as defined below); and in connection therewith, shall use its commercially reasonable efforts to (A) secure the release of MCB from any further liability or obligation under each such MCB Contract and (B) secure the release of any and all security and other deposits of MCB. If Purchaser is unable to secure the release of any security deposits and other deposits within thirty (30) days from the Closing Date, then Purchaser shall promptly reimburse MCB for those deposits. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE BSA AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT OR THE BSA AGREEMENT: (A) THE ASSIGNMENT BY MCB OF THE MCB CONTRACTS AND THE RIGHTS ASSOCIATED THEREWITH IS ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS, AND MCB MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN REGARDS TO ANY SUCH CONTRACT, INCLUDING WITHOUT LIMITATION (1) AS TO ANY PERSONAL PROPERTY, EQUIPMENT, INVENTORY OR FIXTURES COMPRISING A PART OF THE ASSETS, (2) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (3) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO PERSONAL PROPERTY, EQUIPMENT, FIXTURES OR ANY OTHER ASSET. AS BETWEEN MCB, ON THE ONE HAND, NAD PURCHASER, ON THE OTHER HAND - ANY AND ALL RISKS, LIABILITIES AND OBLIGATIONS ASSOCIATED WITH OR RELATING TO ANY CONTRACT RIGHTS ASSIGNMENT ISSUES THAT ARISE AFTER THE CLOSING DATE ARE HEREBY ALLOCATED AND REST ON PURCHASER, AND NOT ON MCB.

1.4 COMPLETE TRANSFER. Matrix expressly agrees that the sale of the Assets under this Agreement constitutes a complete transfer of all of its rights, title and interest with respect to the Assets and that Matrix reserves no rights to market or otherwise transfer the Assets, provided that, the parties agree that Matrix and its affiliates will continue to be able to use or modify certain information that Matrix has agreed to provide Purchaser under this Agreement, such certain Matrix information maintained on Matrix’s databases listed on Schedule A-1 to Exhibit A (the “Matrix Databases”). Matrix assigns, waives, and/or sublicenses any and all Moral Rights (as defined below) it may have in or with respect to the Assets to the maximum extent permitted under the laws of any relevant jurisdiction worldwide. For purposes of this Section "Moral Rights" means any right to (i) divulge a copyrighted work to the public; (ii) retract a copyrighted work from the public; (iii) claim authorship of a copyrighted work; (iv) object to any distortion, mutilation or other modification of a copyrighted work; or (v) any and all similar rights, existing under the law of any jurisdiction in the world, or under any treaty. Purchaser shall have no obligation to Matrix to support, maintain, offer, or do any other act relating to the Assets and may dispose of the Assets as Purchaser, in its sole discretion, decides.

1.5 NO ASSUMPTION OF LIABILITIES. Purchaser agrees to assume, pursuant to the Assignment and Assumption, the following liabilities and obligations of Matrix: (a) any and all liabilities, obligations, costs and expenses arising from or relating to any of the Contracts, including without limitation the obligation to promptly, timely and fully pay and discharge any amounts or obligations outstanding or to be outstanding under the Contracts, provided that Purchaser shall only be liable for the liabilities, obligations, costs and expenses arising from or relating to the Contracts which arise after the effective date of the Assignment and Assumption; and (b) any and all liabilities, obligations, costs and expenses arising from or relating to any Contract Assignment Issue ((a) and (b) are collectively referred to herein as the “Assumed Liabilities” or the “Assumed Obligations”). In addition to the foregoing, Purchaser agrees to promptly reimburse Matrix for any prepaid amounts paid by Matrix under Contracts or MCB Contracts for services under such contracts that occur after the Closing Date. Except for the Assumed Obligations, this Agreement does not transfer, Purchaser does not assume, and Purchaser expressly disclaims any and all liabilities, costs, debts, claims and obligations of Matrix relating to the Assets or otherwise.

With respect to any and all claims, liabilities, obligations (including without limitation repurchase or indemnification obligations), costs and expenses to counterparties arising from or relating to any sale or purchase (as principal, as opposed to broker) of loans or servicing rights by Matrix from such counterparty, Purchaser agrees to use its best efforts in good faith to negotiate with such counterparties regarding any and all claims, liabilities, obligations (including without limitation repurchase or indemnification obligations), costs and expenses relating to such sales and purchases described in this paragraph. Purchaser acknowledges and agrees that Purchaser, rather than Seller, will have the personnel and resources to respond to any claims made by any such counterparties and will do so in a manner consistent with the documentation evidencing such sales and purchases described in this paragraph.

2. PAYMENT.

2.1 PURCHASE PRICE. On the Closing Date (as defined below), Purchaser and Parent, as specified below, shall pay the following to Matrix (the “Purchase Price”):

(a) Purchaser shall pay, by wire transfer to an account designated by Matrix, $1,200,000.00; and
(b) Purchaser and Parent, jointly and severally, shall duly execute, issue and make to Matrix a promissory note in the original principal amount of $2,800,000, which shall be in the form of a secured promissory note attached hereto as Exhibit “E-1” and made a part hereof (the “First Promissory Note”); such First Promissory Note shall be fully and unconditionally guaranteed by Guarantor and such guaranty shall be in the form of Guaranty attached hereto as Exhibit “F” and made a part hereof (the “Guaranty”); and
(c)  Purchaser shall pay, pursuant to the terms of a second promissory note described herein, $600,000 for the outstanding accounts receivables of Matrix as of the Closing Date (the “AR Proceeds”); Purchaser and Parent, jointly and severally, shall duly execute, issue and make to Matrix a promissory note in the amount of the AR Proceeds ($600,000), which shall be in the form of a secured promissory note attached hereto as Exhibit “E-2” and made a part hereof (the “Second Promissory Note”); such Second Promissory Note shall be fully and unconditionally guaranteed by Guarantor and such guaranty shall be in the form of Guaranty attached hereto as Exhibit “F” and made a part hereof (the “Guaranty”); and
(d)  Purchaser shall pay, by wire transfer to an account designated by Matrix, $80,000 for the outstanding draws advanced to employees of Matrix as of the Closing Date (the “Draw Proceeds”); and
(e)  Purchaser shall pay, by wire transfer to an account designated by Matrix, $50,000 for the furniture and equipment to be purchased by Purchaser that comprise a part of the Assets; and
(f) Purchaser shall duly execute and deliver the Assignment and Assumption and the BSA Agreement; and
(g) Purchaser shall duly execute and deliver an Assignment of Lease, substantially in the form of Exhibit “G” attached hereto and made a part hereof (the “Assignment of Lease”), relating to the 10th floor space at 700 17th Street in Denver, Colorado (the “Denver Space”).

2.2 TAXES. Matrix shall be responsible for any and all sales or other transaction taxes, duties and other similar charges payable in connection with the sale of the Assets.

2.3 ADJUSTMENT OF PROCEEDS. The amount of the AR Proceeds, as evidenced by the principal balance of the Second Promissory Note and Draw Proceeds (collectively, the “Proceeds”) set forth in Section 2.1 of this Agreement is an estimate of the amount of the Proceeds as of the Closing Date. On or before April 15, 2006, Matrix shall calculate the actual amount of the Proceeds as of the Closing Date (the “Calculation”) and submit such Calculation to Purchaser. In the event the amount of the Proceeds exceeds $680,000.00, Purchaser shall pay Matrix such excess amount within five (5) days of its receipt of the Calculation. In the event the amount of the Proceeds is less than $680,000.00, Matrix shall submit the amount of the difference to Purchaser within five (5) days of the date Purchaser received the Calculation.

For a period of thirty (30) days after the Closing Date, Matrix agrees to pay the following charges as an accommodation to Purchaser: (1) April rent for the offices located in Denver, Colorado, San Francisco, California and Salt Lake City, Utah; and (2) American Express relating to account numbers: 3732-743643-91078; 3732-743643-91094; 3732-743643-91102; 3732-743643-91144 for charges relating solely to Purchaser’s business. Purchaser agrees to reimburse Matrix within fifteen (15) days upon receipt of an invoice from Matrix.

3. CLOSING.

3.1 CLOSING. The closing (the “Closing”) of the transactions contemplated hereby shall be held at the offices of Matrix in Denver, Colorado, on March 31, 2006 (the “Closing Date”), or at such other time and place as shall be mutually agreed to by the parties. At the Closing, Matrix shall deliver the following to Purchaser: (a) a Bill of Sale in the form of Exhibit “E” hereto and made a part hereof (the “Bill of Sale”) relating to the Assets in a form reasonably acceptable to Purchaser; (ii) a duly executed Assignment and Assumption, and (iii) a duly executed BSA Agreement, and (iv) a duly executed Assignment of Lease.

3.2 TRANSFER OF ASSETS. On the Closing Date, Matrix shall deliver to Purchaser at the Denver Space, or at such other place as the parties to this Agreement may mutually agree, the Assets.

4. REPRESENTATIONS AND WARRANTIES OF MATRIX.

Matrix represents and warrants to Purchaser the following:

4.1 ORGANIZATION AND WARRANTIES OF MATRIX.

4.2 POWER AND AUTHORIZATION. Matrix has the requisite legal power, and subject in all respects to any Contract Assignment Issues, no further authorization or approval, whether from directors or shareholders of Matrix, or governmental bodies or otherwise, is necessary to enable Matrix to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligation of Matrix, enforceable against Matrix in accordance with its terms.

4.3 TITLE TO ASSETS; INTELLECTUAL PROPERTY.

4.3.1 GOOD TITLE. Matrix has good and valid title in and to all of the Assets, including any patents, patent applications, service marks, trade names, trademarks, trademark applications, copyrights, copyright applications, trade secrets, know-how, data or other proprietary or intellectual property rights included in the Assets (collectively, "Intellectual Property Rights"); and such are not subject to any mortgage, pledge, lien, lease, claim, encumbrance, charge, security interest, royalty obligations or other interest or claim of any kind or nature whatsoever, other than Contract Assignment Issues, and, other than as specified in the Contracts and MCB Contracts, Matrix does not license any component thereof from a third party. There are no material agreements or arrangements between Matrix and any third party which are reasonably likely to have a material effect upon Matrix’s title to and other rights respecting the Assets. Matrix has the sole right to bring actions for infringement of any Intellectual Property Rights included in the Assets.

4.3.2 EMPLOYEES. The Assets do not include any inventions of any of Matrix’s officers, employees or consultants made or owned prior to their appointment by Matrix. All current or former employees and consultants have assigned in writing all of their rights in the Intellectual Property Rights related to the Assets to Matrix. No current or former employee or consultant of Matrix owns or has claimed an interest in any Intellectual Property Rights related to the Assets or, to the best of Matrix's knowledge, any other Intellectual Property Rights directly or indirectly competitive with those related to the Assets.

With respect to commissions and bonuses owed to Matrix employees prior to the Closing Date, Matrix agrees to pay such commissions and bonuses to Matrix employees for the period beginning January 1, 2006, and ending on the day prior to the Closing Date.

4.3.3 PROTECTION OF OWNERSHIP INTEREST. Matrix has taken and will take all reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights transferred in accordance with this Agreement. Matrix has not taken any action or, to their knowledge, failed to take an action that directly or indirectly caused the proprietary information contained in the Assets to enter the public domain or in any way affected its value or Matrix’s absolute and unconditional ownership thereof. No source code or object code of any Intellectual Property Rights is subject to escrow and such source code has not been disclosed to any third party.

4.3.4 NO LIMITATIONS ON ASSETS. With respect to the transfer of rights in and to the Assets under this Agreement, except as to the Contracts assigned to Purchaser under Section 1.2 or as otherwise restricted by law, Purchaser shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Assets, whether in the form transferred to Purchaser or after modification. All rights to any tangible or intangible property material (including, but not limited to, all Intellectual Property Rights in the Assets) to the Assets or as conducted by any predecessor entity to Matrix or prior owner of any portion of the Assets, have been validly transferred to Matrix free of any adverse claims by any such predecessor entity, or any partner, limited partner, security holder or creditor of any such predecessor entity, and no such property rights remain in any such entity. Matrix is under no obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Assets. Notwithstanding the foregoing, the parties acknowledge and agree that with respect to certain information on the Matrix Databases that Matrix has agreed to provide to Purchaser, Purchaser acknowledges and agrees Matrix shall continue to have title to such information and may modify such information as it sees fit in its sole discretion.

4.3.5 NO VIOLATION OF THIRD PARTY RIGHTS. The use of the Assets and the Intellectual Property Rights in the Assets in the conduct of Matrix's business have not and do not infringe or conflict with the rights of others under any Intellectual Property Rights in any jurisdiction in the world.

4.3.6 NO INDEMNITY OBLIGATIONS. Matrix has not agreed to indemnify any third party for or against any infringement of any Intellectual Property Rights.

4.4 CONFLICTING AGREEMENTS. Neither the execution nor delivery by Matrix of this Agreement nor compliance by Matrix with the terms and provisions hereof will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of Matrix, any award of any arbitrator or any other agreement, any regulation, law, judgment, order or the like to which Matrix is subject or any Contract, or (b) other than Contract Assignment Issues, result in the creation of any lien upon all or any of the Assets. Matrix is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the transfer of the Assets, except for the consent of US Bank, National Association.

4.5 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against Matrix: (a) which questions the validity of this Agreement or the right of Matrix to enter into this Agreement or seeks to prevent any of the transactions contemplated under this Agreement, (b) which is reasonably likely to have a material adverse effect on the Assets, (c) which challenges the ownership or use, in any respect, of the Assets, or (d) which challenges the rights of Matrix under or the validity of any of the Intellectual Property Rights. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against Matrix relating to the Assets or this transaction. No action, suit, proceeding or investigation is pending or threatened by Matrix against any third party relating to the Assets.

4.6 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Matrix is not in violation of any laws, material governmental orders, rules or regulations, whether federal, state or local, to which Matrix or the Assets are subject except for any such violations which are not reasonably likely to have a material adverse effect on Matrix.

4.7 BULK SALES LAWS. The bulk sales laws of Colorado are not applicable to the sale and transfer of the Assets.

4.8 MATERIAL CONTRACTS, COMMITMENTS, AND PRODUCT WARRANTIES. Matrix has supplied Purchaser true and correct copies of all of the Contracts. Except for terminated agreements, immediately prior to the assignment thereof pursuant to this Agreement, each of the Contracts is valid, binding and in full force and effect in all material respects and enforceable by Matrix in accordance with its terms. Subject in all respects to the Contract Assignment Issues, Matrix is not in default under any of the Contracts. No party to a Contract has terminated or overtly threatened termination of any contractual arrangement with Matrix directly related to the Assets. To the knowledge of Matrix, no other party to any of the Contracts is in material default thereunder. Matrix has supplied to Purchaser copies of any and all written warranties granted by Matrix with respect to the Assets.

4.9 TAXES. There are no tax liens against the Assets and there is no basis for any such lien.

4.10 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Matrix.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

Purchaser and Parent, jointly and severally, represent and warrant to Matrix as follows:

5.1 ORGANIZATION AND STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the law of Delaware. Parent is a limited liability companyduly organized, validly existing and in good standing under the law of Alaska.

5.2 POWER; AUTHORIZATION. Purchaser and Parent have all requisite legal power and authority to enter into and perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the execution and delivery of the Promissory Note, have been validly and duly authorized by all necessary limited liability company action on the part of Purchaser and all necessary corporate action on the part of the Parent and no further authorization or approval, whether from managers or members of Purchaser, or from the board of directors of the Parent or governmental bodies or otherwise, is necessary to enable Purchaser or Parent to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligations of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms.

5.3 CONFLICTING AGREEMENTS. Neither the execution nor delivery by Purchaser and Parent of this Agreement nor compliance by Purchaser and Parent with the terms and provisions hereof will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the articles of organization of Parent or operating agreement of Purchaser or any agreement to which Purchaser or Parent is a party, which would prevent any of the transactions contemplated under this Agreement, or (b) any regulation, law, judgment, order or the like to which Purchaser or Parent is subject, the default or violation of which would prevent any of the transactions contemplated under this Agreement.

5.4 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against Purchaser and/or Parent which questions the validity of this Agreement or the right of Purchaser and/or Parent to enter into this Agreement or seeks to prevent any of the transactions contemplated under this Agreement.

5.5 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

6. INTENTIONALLY OMITTED.

7. INTENTIONALLY OMITTED.

8. INDEMNIFICATION.

8.1 MATRIX INDEMNITY. Matrix and its successors (collectively, the "Sellers") agree to indemnify Purchaser, its affiliates, its subsidiaries, or its successors (collectively the "Purchasers") and hold them harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses) incurred by the Purchasers, directly or indirectly, to the extent that such liabilities, losses, damages, costs or expenses ("Damages") are occasioned by, caused by or arise out of:

8.1.1 Any breach of any of the representations or warranties or failure to perform any of the covenants made by the Sellers in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement; or

8.1.2 Any debts, claims, liabilities, or obligations of the Sellers not expressly assumed by Purchaser pursuant to this Agreement.

8.2 PURCHASER, PARENT AND GUARANTOR INDEMNITY. Purchasers, PARENT and GUARANTOR, jointly and severally, agree to indemnify Sellers and hold them harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses) incurred by the Sellers, and their respective affiliates, and subsidiaries, to the extent that such Damages are occasioned by, caused by or arise out of: (A) any breach of any of the representations or warranties or failure to perform any of the covenants made by Purchasers in this Agreement or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement, (B) the failure of Purchaser to pay or fully and timely discharge any of the Assumed Obligations, (C) any claim by any third party relating to any Contract Assignment Issue, or (D) operation or use of the Assets or the Contracts on and after the Closing Date.

8.3 INDEMNIFICATION CLAIMS. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice setting forth:

8.3.1 the specific representation and warranty alleged to have been breached by such other party;

8.3.2 a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

8.3.3 a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

8.4 DEFENSE OF THIRD PARTY ACTIONS. If either party hereto (the "Indemnified Party") receives notice or otherwise obtains knowledge of the commencement or threat of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnified Party a written notice describing such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or the opportunity to defend or participate in the defense of said claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then such Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not settle any claim or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

8.5 EXPIRATION OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties set forth in Article 4 and Article 5 hereof, as the case may be, of this Agreement shall terminate and expire, and shall cease to be of any force or effect on the first anniversary of the Closing Date, and all liability of Matrix, on the one hand, and Purchaser and Parent, on the other hand, with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, prior to such first anniversary, Claimant delivers a written notice to the other party hereto, then the specific indemnification claim set forth in such notice shall survive such first anniversary (and shall not be extinguished thereby) until the settlement of such specific claim.

9. POST-CLOSING COVENANTS.

9.1 FURTHER ASSURANCES. Matrix shall not voluntarily undertake any course of action which interferes in any way with the rights obtained by Purchaser hereunder or is otherwise inconsistent with the satisfaction of its obligations or agreements set forth in this Agreement. Matrix hereby agrees not to contest Purchaser's ownership of the Intellectual Property Rights or Purchaser's title to the Assets. Matrix shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, consistent with the terms of this Agreement, which are reasonably requested and prepared by Purchaser or its counsel and shall take any other action, consistent with the terms of this Agreement, that may be reasonably requested and prepared by Purchaser or its counsel for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to its possession, any or all of the Assets or the Assumed Obligations. If Purchaser cannot secure Matrix's signature for any of the foregoing after reasonable efforts, Matrix appoints Purchaser as Matrix’s attorney-in-fact to take all actions Purchaser deems reasonably necessary to exercise its rights under this Section.

9.2 CONFIDENTIALITY. From and after the Closing Date, to the maximum extent permitted by applicable law, all technical, marketing and other information directly relating to the Assets and Intellectual Property Rights thereto shall at all times be and remain the sole and exclusive property of Purchaser. At all times after the Closing Date, Matrix shall retain in strictest confidence, and shall not disclose to third parties or use for its benefit or for the benefit of any third party, all information assigned under this Agreement or disclosed by Purchaser or in any other way relating to the Assets, unless such disclosures are required by law. Matrix understands and agrees that Purchaser's remedies at law for a breach by Matrix of its obligations under this Section will be inadequate and that Purchaser shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to Purchaser at law.

Matrix shall provide Purchaser with certain company information maintained electronically on the Matrix Databases. In order to protect the Confidential Information (as defined below) which may be disclosed or conveyed by Matrix to Purchaser or which Purchaser may have access to as part of the Matrix’s obligations under this Agreement or any agreements referencing this Agreement, the parties agree as follows:

“Confidential Information” means the nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of Matrix customers, clients or prospective clients (and/or Matrix’s parent, affiliated, or subsidiary companies) which may be disclosed or conveyed by Matrix to Purchaser, or to which Purchaser may otherwise have access pursuant to this Agreement. Purchaser agrees to maintain such information as required by the Gramm-Leach-Bliley Act of 1999 (the “GLB”) and any rules and regulations promulgated under the GLB.

Purchaser shall maintain the confidentiality of the Confidential Information and shall not, without Matrix’s prior written permission, directly or indirectly: (a) transfer or disclose any of the Confidential Information to any third party; (b) use any of the Confidential Information for any purpose other than in connection with the purpose it was provided, or (c) take any other action with respect to the Confidential Information inconsistent with the confidential and proprietary nature of such information.

Purchaser may disclose Confidential Information, where such disclosure is made (i) with the consent of Matrix, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative or legislative body or committee or any self-regulatory body, (iii) at the request of a regulatory examiner in connection with an examination of Purchaser or its affiliates, or (iv) otherwise as required by applicable law or regulation. In the event Purchaser receives a request to disclose Confidential Information as set out in clauses (ii), (iii) or (iv) above, it will (a) employ reasonable efforts to notify Matrix of such request; (b) consult to the extent reasonable under the circumstances with Matrix on the advisability of taking steps to resist or narrow such request; and (c) if disclosure is required or deemed advisable, not hinder Matrix in any attempt that it may make to obtain an order or other reliable assurance that designated portions of the Confidential Information should not be disclosed. Matrix makes no representation or warranty either express or implied as to the accuracy, relevance or completeness of any Confidential Information.

10. MISCELLANEOUS.

10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado, without regard to the choice of law principles thereof.

10.2 WAIVERS; CUMULATIVE REMEDIES. Any waiver, consent or the like must be in writing. Any waiver by either party of any breach of this Agreement by the other party shall not constitute a waiver of any other or subsequent breach of this Agreement. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

10.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon receipt in person, receipt by overnight delivery, receipt by facsimile with a confirming copy sent by first-class mail, postage prepaid, or five (5) days after deposit in the U.S. postal system by certified or registered mail, return receipt requested, postage prepaid to the addresses first set forth below such other address as a party may designate for itself by providing notice hereunder:

If to Matrix:	If to Purchaser:
Matrix Bancorp Trading, Inc.
Attention: Ted Abariotes, General Counsel	Attention: Jack Mendheim

c/o Matrix Bancorp , Inc.	SN Capital Markets, LLC
700 17th Street, Suite 2100	323 Fifth Street
Denver, Colorado 80202	Eureka, California 95501
Fax: (720) 390-0952	Fax: (707) 443-1562

If to Parent:	If to Guarantor:
Security National Holding Company, LLC	Security National Master
Attention: Jack Mendheim	Holding Company, LLC
Attention: Jack Mendheim
323 Fifth Street
Eureka, California 95501	323 Fifth Street
Fax: (707) 443-1562	Eureka, California
Fax: (707) 443-1562

10.4 AUDIT. Each party shall provide the other with notice of an audit by any tax authority of such party's books and records which is reasonably likely to relate to the Assets or the sale of the Assets in this transaction.

10.5 ATTORNEYS' FEES. In any action brought to construe or enforce this Agreement, the prevailing party shall receive in addition to any other remedy to which it may be entitled, compensation for all costs incurred in pursuing such action, including, but not limited to, reasonable attorneys' and expert witnesses' fees and costs.

10.6 EXPENSES. Each party shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transaction contemplated hereby.

10.7 SEVERABILITY. In case any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed amended to the extent required to make it valid and enforceable and such amended provision and the remaining provisions of this Agreement will remain in full force and effect.

10.8 TITLE AND HEADINGS. The titles and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

10.10 RIGHTS OF THIRD PARTIES. There are no third party beneficiaries of this contract, except for the third parties specifically identified in Article 8 hereof and, in such case, only to the extent specifically identified in Article 8.

10.11 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exhibits hereto, the Confidentiality Agreement by and between Matrix and SN Servicing Corporation, and the other documents delivered pursuant hereto constitute the full, exclusive, complete and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes and revokes all other previous discussions, understanding and agreements, whether oral or written, between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the affected party.

10.12 ARBITRATION. Matrix, on the one hand, and the Purchaser and Parent, on the other hand, hereby agree to resolve all disputes arising out of or relating to this Agreement exclusively by final and binding arbitration under the Federal Arbitration Act, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If any dispute between Matrix and the Purchaser cannot be satisfactorily resolved within sixty (60) days from the date either Matrix or the Purchaser is notified in writing by the other of a dispute, then either party may contact the American Arbitration Association (AAA) in writing at AAA Service Center, 13455 Noel Road, Suite 1750, Dallas, Texas 75240, and request arbitration of such dispute. Arbitration of any dispute between the parties shall take place in Denver, Colorado, before 1 arbitrator chosen by mutual agreement between Matrix and Purchaser.

10.13 NON-COMPETITION CLAUSE. Matrix agrees for a period of one (1) year following the date of this Agreement that it shall not directly or indirectly, either itself or through any subsidiaries or affiliates, engage or have any interest, as an owner, representative, consultant or otherwise, in any business in the State of Colorado which is similar to the business conducted by Purchaser. Business similar to the business conducted by the Purchaser shall be considered to be whole loan trading, servicing trading and whole loan/servicing analytics. Matrix and Purchaser agree that in the event of Matrix’s breach of this Section, money damages alone would be an inadequate remedy; that any breach by Matrix of this Section would cause immediate and irreparable harm to the Purchaser, and that in the event of any breach of this Agreement by Matrix, the Purchaser, in addition to any remedies the Purchaser may have at law, shall have the right to equitable relief, including injunctive relief, against Matrix without posting bond. In the event that there is a default under the Promissory Note, then the provisions of this section regarding non-competition shall be considered void and of no further force and effect.

The parties to this Agreement have caused this Agreement to be executed and delivered as of March 31, 2006.

SN CAPITAL MARKETS, LLC, a Delaware limited liability company

By:	/s/ Jack J. Mendheim
Name:
Title:

SECURITY NATIONAL HOLDING COMPANY, LLC, an Alaska limited liability company

By:	/s/ Jack J. Mendeim
Name:
Title:

MATRIX BANCORP TRADING, INC., a Colorado corporation

By:	/s/ Michael J. McCloskey
Name:
Title:

SECURITY NATIONAL MASTER HOLDING COMPANY, LLC, an Alaska limited liability company

By:	/s/ Jack J. Mendheim
Name:
Title: